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EXHIBIT 99(a)(5)(H)

A a m e s

THIRD SUPPLEMENT TO OFFERING MEMORANDUM DATED MAY 15, 2002

AAMES FINANCIAL CORPORATION
Offer to Exchange
4.0% Convertible Subordinated Debentures Due 2012
for any and all outstanding
5.5% Convertible Subordinated Debentures Due 2006

The exchange offer will expire at 5:00 p.m. New York City time on Friday, July 19, 2002, unless extended

        This third supplement amends and updates the information contained in the offering memorandum dated May 15, 2002, the supplement to the offering memorandum, dated June 6, 2002, and the second supplement to the offering memorandum, dated June 13, 2002, relating to our offer to exchange our newly issued 4.0% Convertible Subordinated Debentures due 2012 for any and all of our outstanding 5.5% Convertible Subordinated Debentures due 2006.

        The terms and conditions of the exchange offer set forth in the offering memorandum, other than the expiration date of the exchange offer, have not changed and remain applicable in all respects to the exchange offer. This third supplement should be read in conjunction with the offering memorandum and the related letter of transmittal, each of which was filed with the Securities and Exchange Commission on May 15, 2002, the supplement to the offering memorandum, which was filed with the Securities and Exchange Commission on June 6, 2002, and the second supplement to the offering memorandum, which was filed with the Securities and Exchange Commission on June 13, 2002. These documents have been previously mailed to you. This third supplement, the supplement, the second supplement, the offering memorandum and the related letter of transmittal contain important information and should be read carefully in their entirety before any decision is made with respect to the exchange offer.

        We are extending the expiration date for the exchange offer until 5:00 p.m., New York City time, on Friday, July 19, 2002. The exchange offer had been scheduled to expire at 5:00 p.m., New York City time, on Friday, July 2, 2002. We reserve the right to further extend the exchange offer or to terminate the exchange offer, in our discretion, in accordance with the terms of the exchange offer. To date, we have received tenders of existing debentures from holders of approximately $42.8 million principal amount, or approximately 37.6% of the outstanding existing debentures.

        As previously announced, Wilmington Trust Company, as successor indenture trustee with respect to our 9.125% Senior Notes due 2003, brought an action against us seeking to prevent us from consummating the Exchange Offer. On June 10, 2002, the Supreme Court of the State of New York heard oral arguments relating to Wilmington Trust Company's request for an order preliminarily enjoining us from proceeding with the exchange offer. On July 1, 2002, the court denied Wilmington Trust Company's request.

The date of this third supplement is July 2, 2002.

        The exchange agent for the exchange offer is:

WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION

By Registered or Certified Mail:	By Hand in New York:	By Overnight Courier and By Hand in Minnesota:
Wells Fargo Bank Minnesota, National Association MAC-N9303-121 6th and Marquette Minneapolis, MN 55479 Attn: Jeff Crow	Wells Fargo Bank Minnesota, National Association c/o The Depository Trust Company 55 Water Street, 1st Floor New York, NY 10041 Attn: Vincent Brown Jeanette Park Entrance	Wells Fargo Bank Minnesota, National Association MAC-N9303-121 6th and Marquette Minneapolis, MN 55479 Attn: Jeff Crow

By Facsimile:
(612) 667-4927

Confirm by Telephone:
(612) 667-0750

The information agent for the exchange offer is:

D.F. KING & CO., INC.
77 Water Street
New York, New York 10005
Banks and Brokers call:
(212) 269-5550 (call collect)
All others call:
(800) 207-3159 (toll free)

Any questions regarding this supplement or the terms of the exchange offer should be directed to the company:

Aames Financial Corporation
350 South Grand Avenue, 43rd Floor
Los Angeles, California 90071
Attention: John F. Madden, Esq.
Telephone: (323) 210-4871 (collect)
(800) 829-2929 (toll free)

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EXHIBIT 99(a)(5)(H)